Vitran Increases Borrowing Capacity and Extends its Credit Facilities

TORONTO, ONTARIO, May 11, 2006 (MARKET WIRE via COMTEX News Network) -- Vitran Corporation Inc. (NASDAQ: VTNC)(TSX:VTN), a North American transportation and logistics firm, today announced that it has increased its borrowing capacity under its existing syndicated credit facilities agented with the Bank of Nova Scotia, added a new revolving acquisition facility, extended repayment terms and lowered interest rate spreads.

Pursuant to the amended credit agreement, borrowing capacity under the unused revolving facility was increased to $45 million, from $35 million. Vitran also added a new $20 million revolving acquisition facility. The repayment period on both of the revolving facilities and the existing term facility of $10.0 million was extended from September 30, 2007 to April 30, 2009.

In total, Vitran's borrowing capacity has increased to $75 million, compared to $45 million previously. Vitran's interest rate spread was reduced from 1.25 percent to 0.75 percent. At March 31, 2006, the Company's total debt outstanding was $10.2 million.

Vitran President and Chief Executive Officer Rick Gaetz, stated, "Once again, Bank of Nova Scotia and the syndicate are helping fund and support Vitran's growth as we pursue opportunistic growth strategies in North America."

About Vitran Corporation Inc.

Vitran Corporation Inc. is a North American group of transportation companies offering less-than-truckload, logistics, truckload, and freight brokerage services. To find out more about Vitran Corporation Inc. (NASDAQ: VTNC)(TSX:VTN), visit the website at www.vitran.com.

Statements in the press release regarding management's future expectation, beliefs, goals, plans, or prospects constitute forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. For this purpose, any statements that are contained herein that are not statements or historical fact may be deemed to be forward-looking statements made pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words "believes", "anticipates", "plans" "intends", "will", "should", "expects", "projects", and similar expressions are intended to identify forward-looking statements. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause actual result, future circumstances or events to differ materially from those projected in the forward-looking statements. These risks include, but are not limited to, economic factors, demand for the Company's services, fuel price fluctuations, the availability of employee drivers and independent contractors, risks associated with geographic expansion, capital requirements, claims exposure and insurance costs, competition, government regulation changes, environmental hazards and other risks detailed from time-to-time in the Company's public disclosure documents or other filing with the Canadian and United States securities commissions or other securities regulatory bodies. The forward-looking statements are made as of the date hereof, and the Company disclaims any intention and has no obligation or responsibility, except as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Vitran Corporation Inc.	Jaffoni & Collins Incorporated
Richard Gaetz	Robert Rinderman
President/CEO	(212) 835-8500
(416) 596-7664	VTNC@jcir.com

Vitran Corporation Inc.	Jaffoni & Collins Incorporated
Sean Washchuk	Steven Hecht
VP Finance/CFO	(212) 835-8500
(416) 596-7664	VTNC@jcir.com

SOURCE: Vitran Corporation Inc.